Exhibit 99.1

Phathom Pharmaceuticals Announces Revenue Interest Financing Agreement for Up to $260 Million in Non-Dilutive Capital

•	Upfront payment of $100 million, an additional $160 million available upon FDA approval of vonoprazan for treatment of erosive esophagitis (EE)

•	Provides capital for launch of vonoprazan in H. pylori and EE, if approved, in addition to Phase 3 program in non-erosive reflux disease (NERD)

•	Total royalty payments capped at 2.0x invested capital

FLORHAM PARK, N.J., May 4, 2022 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, today announced a revenue interest financing of up to $260 million in non-dilutive capital. The agreement provides for an upfront $100 million cash payment and an additional $160 million cash payment upon FDA approval of vonoprazan for treatment of EE.

“The signing of this agreement both validates our belief in the blockbuster opportunity of vonoprazan and provides near-term, non-dilutive funding for our continued development activities and upcoming commercial launch. The next twelve months are pivotal for Phathom as we prepare for the U.S. launch of vonoprazan for H. pylori in the third quarter of this year, followed by the potential FDA approval for erosive esophagitis expected in the first quarter of 2023,” said Terrie Curran, President and Chief Executive Officer of Phathom. “Based on our current operating plan, and with the funds from today’s transaction plus our cash on hand and access to capital under our existing loan agreement, we believe we have sufficient capital to fund operations through 2024. This includes supporting the launch of vonoprazan for H. pylori and in EE, if approved, in addition to financing our daily dosing Phase 3 trial in NERD. We are thrilled to partner with firms who share our belief in Phathom’s significant opportunity and mission to improve the treatment landscape for acid-related disorders.”

Sagard Healthcare Partners (“Sagard”), NovaQuest Capital Management (“NovaQuest”) and Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) (collectively, “the Investors”) have committed to providing $260 million, including the first $100 million payment and commitments for an additional $160 million upon EE approval. The agreement provides Phathom with an option, subject to the Investors’ right of first offer, to increase the payments under the agreement to up to $300 million by adding additional investors for up to an additional $40 million.

In exchange for the commitment to provide these cash payments, the Investors will receive a 10% royalty on Phathom’s net sales of products containing vonoprazan. The royalty payment will be reduced to 1% on incremental net sales that exceed certain annual thresholds following regulatory approval of vonoprazan for symptomatic non-erosive reflux disease, or NERD. The total royalties payable by Phathom to the Investors are capped at 2.0x of the total payments received from the investors. Upon achievement of the cap amount, the royalty agreement will terminate.

Morgan Stanley & Co. LLC acted as sole structuring agent on the transaction. Morgan, Lewis & Bockius LLP served as legal counsel to Phathom. Pillsbury Winthrop Shaw Pittman LLP served as legal counsel to the Investors.

About Phathom Pharmaceuticals, Inc.

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has in-licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a first-in-class potassium-competitive acid blocker (PCAB). Vonoprazan-based regimens are approved in the U.S. as part of a co-packaged product in combination with antibiotics for the treatment of H. pylori infection in adults, marketed as VOQUEZNA™ TRIPLE PAK™ (vonoprazan, amoxicillin, clarithromycin) and VOQUEZNA™ DUAL PAK™ (vonoprazan, amoxicillin). Phathom has submitted a New Drug Application to the FDA for vonoprazan in erosive esophagitis (EE) and is studying the use of vonoprazan for the treatment of non-erosive reflux disease (NERD). For more information about Phathom, visit the Company’s website at www.phathompharma.com and follow the Company on LinkedIn and Twitter.

Forward Looking Statements

Phathom cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the commercial potential of vonoprazan, our plans to launch vonoprazan-based therapies for treatment of H. pylori infection in the third quarter of 2022, the approval of vonoprazan for erosive esophagitis in the first quarter of 2023, the available of funds from the revenue interest financing transaction and our loan agreement with Hercules Capital, and the sufficiency of our capital to fund our operations through 2024. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Phathom’s business, including, without limitation: Phathom’s ability to access additional capital under the term loan facility is subject to certain conditions; the inherent risks of clinical development of vonoprazan; Phathom’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Phathom’s QIDP designations may not actually lead to extended exclusivity; Phathom’s ability to obtain and maintain intellectual property protection for vonoprazan; Phathom’s ability to comply with its license agreement with Takeda; Phathom’s ability to maintain undisrupted business operations due to the ongoing spread of the COVID-19 coronavirus, including delaying or otherwise disrupting its clinical trials, manufacturing and supply chain, and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and

Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

INVESTOR AND MEDIA CONTACT

Nick Benedetto

1-877-742-8466

media@phathompharma.com

ir@phathompharma.com